CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated June 7, 2019, relating to the financial statements and financial highlights and to the investment portfolio appearing in Item 6 of the Form N-CSR filing of Washington Mutual Investors Fund, which appears in such Registration Statement. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm", "Financial Highlights" and "Prospectuses, and reports to shareholders and proxy statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 25, 2019